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                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM 12B-25                SEC FILE NUMBER
                                                              33-23693
                                                            CUSIP NUMBER
                                                            293844 10 6
                       NOTIFCATION OF LATE FILING

(Check One)   [X]Form 10-K [ ]Form 20-F [ ]Form 11-K [ ]Form 10-Q [ ]Form N-SAR

          For Period Ended:   December 31, 2000
                            --------------------------
          [   ] Transition Report on Form 10-K
          [   ] Transition Report on Form 20-F
          [   ] Transition Report on Form 11-K
          [   ] Transition Report on Form 10-Q
          [   ] Transition Report on Form N-SAR
          For the Transition Period Ended: ________________

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE PRINT
                                 OR TYPE.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
               VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


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PART I--REGISTRANT INFORMATION
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Full Name of Registrant
     Entropin, Inc.
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Former Name if Applicable
     N/A
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Address of Principal Executive Office (Street and Number)
     45926 Oasis Street
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City, State and Zip Code
     Indio, CA 92201
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PART II RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) [X]

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

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
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and 10-KSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

     Additional time is needed for review and completion of the Registrant's books and records due to the necessary absence of the Registrant's Chief Financial Officer for personal reasons.


PART IV OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

Higgins D. Bailey, Chairman of the Board        (760)           775-8333
----------------------------------------        -----           --------
          (Name)                             (Area Code)    (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s)

                    [X] Yes     [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                    [ ] Yes     [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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
                           Entropin, Inc.
            --------------------------------------------
            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:     March 30, 2001      By:  /s/ Higgins D. Bailey
      -------------------        --------------------------------
                              Name:  Higgins D. Bailey
                              Title: Chairman of the Board


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                              ATTENTION

Intentional misstatements or omissions of fact constitute Federal
Criminal Violations (See 18 U.S.C. 1001).

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